[DESCRIPTION] Articles of Amendment to Articles of Incorporation

                   ARTICLES OF AMENDMENT TO THE
                     ARTICLES OF INCORPORATION
                  FOR A COLORADO PROFIT CORPORATION.

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is WRAPSTERS, INC.

SECOND: The following amendments to the Articles of Incorporation were adopted on the 15th day of December, 1999, as prescribed by the Colorado Business Corporation Act, in the following manner:

Such amendments were adopted by a vote of shareholders. The number of shares voted for the amendments were sufficient for approval.

AMENDMENT: Article FIRST of the Articles of Incorporation of the corporation shall be amended to read as follows:

          The name of the corporation is UPTOWN RESTAURANT GROUP, INC.

AMENDMENT: Article THIRD, subsection (a) of the Articles of Incorporation of the corporation shall be amended to read as follows:

          The aggregate number of common shares which the corporation shall have authority to issue is 50,000,000 shares of Common Stock. The shares of this class of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act. The shares of this class shall also be entitled to receive the net assets of the corporation upon dissolution.

                              WRAPSTERS, INC.
                              n/k/a UPTOWN RESTAURANT GROUP, INC.


                              Robert D. Palmer, Jr.
                              Robert D. Palmer, Jr., President

ATTEST:


Gregory W. Dawson
Gregory W. Dawson, Secretary